                                                                            15.1



June 29, 1999

Salton Sea Funding Corporation
302 South 36th Street, Suite 400-A
Omaha, Nebraska

We have made a reveiw, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Salton Sea Funding Corporation, Salton Sea Guarantors, Partnership Guarantors, and Salton Sea Royalty Company for the periods ended March 31, 1999 and 1998, as indicated in our reports dated April 28, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 are being used in this Registration Statement. We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche
---------------------
DELOITTE & TOUCHE LLP

Omaha, Nebraska